Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AppHarvest, Inc. for the registration of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of AppHarvest, Inc., and the effectiveness of internal control over financial reporting of AppHarvest, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Louisville, KY
August 3, 2022